Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartech.com	mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS SECOND QUARTER RESULTS

•	Second quarter net income of $23.6 million or $0.52 per share, including $0.05 per share of Latrobe transaction costs.

•	Second quarter net sales excluding raw material surcharge up 19% from a year earlier due to pricing and mix optimization on 7% lower overall volume.

•	Latrobe acquisition expected to close during the fiscal third quarter.

WYOMISSING, Pa., January 26, 2012 – Carpenter Technology Corporation (NYSE:CRS) today reported net income attributable to Carpenter of $23.6 million or $0.52 per share for the quarter ended December 31, 2011. Costs in the quarter related to the Latrobe Specialty Metals transaction were $2.4 million or $0.05 per share. Excluding these costs, net income attributable to Carpenter was $0.57 per share. Net income was $9.3 million or $0.21 per share in the same quarter a year earlier.

“Our solid second quarter results reflect continued execution of our strategy to optimize the core business by growing premium product volume and improving our overall profit per pound through pricing and mix management actions,” said William A. Wulfsohn, President and Chief Executive Officer. “Within our overall top-line results for the quarter, revenues increased 12 percent on 4 percent higher volume for our premium products, including special alloys, titanium and powder metals – while revenues for our stainless products increased 31 percent on 12 percent lower volume. Our success in driving more premium volume through our limited capacity and actions to improve our product mix enabled us to more than double our profit per pound from a year ago.

“With end-market demand remaining strong, and our sizable backlog, including in Europe, we remain on track to achieve our fiscal year financial target of a 50 percent increase in operating income, excluding pension earnings, interest and deferrals, versus last year.

“The Latrobe acquisition is on track to close by the end of the third quarter and we remain excited about the benefits from this combination. Integration plans are well developed, and we are confident that the deal will achieve our previously announced financial targets.

“We have also changed our external reporting segments this quarter to reflect our two different business models, which require different management approaches. Specialty Alloys Operations (SAO) is comprised of our integrated steel mill operations and will be managed to optimize efficiency and profitability across the total system. Performance Engineered Products (PEP) consists of our titanium, powder metals and Amega West businesses and will be managed in a more entrepreneurial manner to promote speed and flexibility, and drive overall revenue and profit growth.”

Second Quarter Results

Financial highlights for the second quarter of fiscal year 2012 include:

	2Q	2Q	YTD	YTD
(in millions, except per share amounts & pounds sold)	FY 2012	FY 2011	FY 2012	FY 2011

Net Sales	$431.1	$375.6	$845.2	$727.3

Net Sales Excluding Surcharge (a)	$330.3	$277.0	$643.9	$540.7

Operating Income Excluding Pension Earnings, Interest and Deferrals (a)	$47.5	$20.9	$95.1	$43.8

Acquisition Related Costs	$2.4	$0.7	$3.8	$0.7

Net Income Attributable to Carpenter	$23.6	$9.3	$47.4	$16.9

Diluted Earnings per Share	$0.52	$0.21	$1.05	$0.38

Net Pension Expense per Diluted Share (a)	$(0.13)	$(0.21)	$(0.27)	$(0.43)

Free Cash Flow (a)	$3.7	$(89.9)	$(105.5)	$(136.4)

Pounds Sold (000)	49,042	52,732	96,066	100,922

(a)	non-GAAP financial measure that is explained in the attached tables

Net sales for the second quarter were $431.1 million, up 15 percent from the prior year. Excluding surcharge revenue, net sales were $330.3 million, up 19 percent from a year ago. The Amega West acquisition accounted for four percentage points of the year-to-year revenue growth.

Total pounds sold in the second quarter were 7 percent lower than the fiscal year 2011 second quarter based on deliberate actions to grow premium products and strengthen overall mix. Titanium products increased 17 percent, powder metal products were up 15 percent and special alloys products increased 1 percent, while stainless steel and other alloys decreased 12 percent.

Gross profit was $84.3 million compared with $49.1 million in the fiscal year 2011 second quarter. The higher gross profit in this year’s second quarter was driven by a significantly higher profit per pound due to an improved product mix and higher prices, plus increased profit contributions from all of our PEP businesses.

SG&A expense as a percentage of revenue excluding surcharge was 1.6 percent lower than the prior year second quarter. SG&A expense in the current quarter was $38.0 million or 11.5 percent of revenue excluding surcharge, compared with $36.3 million or 13.1 percent of revenue excluding surcharge for the second quarter of fiscal year 2011. This mostly reflects the inclusion of Amega West overhead costs.

Operating income for the second quarter was $43.9 million compared with $12.1 million a year earlier. Excluding surcharge revenue and pension earnings, interest and deferrals (EID), operating margin was 14.4 percent for the quarter compared to 7.5 percent in the fiscal year 2011 second quarter.

Interest expense in the quarter was $5.8 million compared to $4.3 million in the year-ago period due to the impact of financing actions taken during last year’s fourth quarter. This mainly represents the net impact of a $150 million higher debt level and a lower average interest rate.

Other income was $0.4 million compared to $3.0 million in the fiscal year 2011 second quarter. The difference was largely related to the lower contribution from joint ventures along with the reduction in the market value of assets supporting certain non-qualified retirement plans and the elimination of CDSOA program credits.

The provision for income tax was $14.7 million or 38.2 percent of pre-tax income compared to $1.4 million or 13.0 percent of pre-tax income in the second quarter of fiscal year 2011. The tax rate in the quarter reflected the non-deductibility of Latrobe transaction costs and an unfavorable state tax item. The low rate in the prior year included a retroactive extension of the R&D tax credit. The estimated tax rate for the full fiscal year is currently 35 percent.

Net income attributable to Carpenter was $23.6 million or $0.52 per diluted share, compared with second quarter net income of $9.3 million or $0.21 per diluted share in fiscal year 2011.

Free cash flow, defined as cash from operations less capital expenditures, dividends, and the net impact from the purchase and sale of businesses, was $3.7 million in the current quarter. Strong operating cash flows were largely offset by a net increase in working capital led by higher inventory levels and increased capital spending. Free cash flow is expected to be positive, with lower inventory levels, over the remainder of the fiscal year.

Markets:

Aerospace & Defense market sales were $192.2 million in the second quarter, up 26 percent compared with the same period a year ago. Excluding surcharge revenue, aerospace & defense sales were up 25 percent on 12 percent higher volume. Aerospace results reflected strength in all areas. Demand for titanium fastener material is nearing record levels, and demand for nickel and stainless fastener material has shown significant growth over the last year. Expectations remain unchanged for continued aerospace fastener growth. Demand for engine components remains strong, driven by high build rates. Increased sales of materials used in aerospace structural components contributed 11 points of the Aerospace growth rate this quarter. Aerospace structural applications that use high value, proprietary alloys is a focus area for the Company.

Industrial & Consumer market sales were $105.0 million, down 7 percent compared with the second quarter of fiscal year 2011. Excluding surcharge revenue, industrial & consumer sales were unchanged on 19 percent lower volume. The year-over-year results reflect the continued impact of mix management and pricing actions. Volume declines were mainly related to reduced sales of lower value materials used for general industrial, housing and appliance applications. Improved mix was due to increased sales of higher value alloys used in precision fittings, powder near-net-shape components, and select magnetics applications.

Energy market sales of $61.3 million increased 48 percent from the second quarter a year earlier. Excluding surcharge revenue, energy market sales increased 58 percent on 23 percent higher volume. The higher revenue was again driven primarily by the Amega West acquisition which contributed 34 percent of the total revenue growth. The remaining revenue and volume growth of 24 percent and 23 percent, respectively, is attributable to increased demand for materials used in both industrial gas turbines and the oil and gas segment. Activity in the industrial gas turbine market continues to grow as natural gas prices remain low and utilities shift away from coal fired power plants. The oil and gas segment also continued to grow with the directional drilling rig count hitting another new peak this quarter.

Medical market sales were $31.7 million in the second quarter, up 22 percent from a year ago. Excluding surcharge revenue, medical market sales increased 30 percent on 16 percent higher volume. Nearly half of the volume growth came from increased sales of higher value titanium products, which had a positive impact on mix. There was also broad-based growth across the balance of the product portfolio.

Transportation market sales were $31.4 million, a decrease of 4 percent from a year earlier. Excluding surcharge revenue, transportation sales declined 2 percent on 18 percent lower volume. Overall lower volumes relate to mix management actions that targeted a reduction of lower value products. At the same time, sales grew for high value materials required in turbo charger, gasket and fuel system applications, used in smaller, higher efficiency turbo charged engines, particularly in Europe.

International sales in the second quarter were $142.5 million, an increase of 20 percent compared with the same quarter a year earlier - driven by a 28 percent increase in European sales. Overall international growth was led by increased demand for materials used for aerospace, high value automotive applications and industrial gas turbines. Total international sales in the quarter represented 33 percent of total Company revenue, compared with 32 percent in the prior year.

Pension Effects

During the second quarter, the Company recorded expense associated with its pension and other post retirement benefit plans of $9.8 million or $0.13 per diluted share consistent with full year expected non-cash net pension of $39.4 million, or $0.54 per diluted share. This compares to $15.1 million or $0.21 per diluted share in the prior year second quarter. The Company expects to make additional cash contributions of $12.3 million during the remainder of fiscal year 2012.

Future pension expense and cash funding levels are determined by interest rate movements and the performance of asset investments. The current estimate of net pension expense for the Carpenter plans in fiscal year 2013 is $48 million, with the EID component of this at $22 million.

Outlook

“As we look ahead, we are making strong progress against our goal to surpass our prior peak level of EBITDA by fiscal year 2014, excluding the positive impact from Latrobe,” said Wulfsohn. “We expect that the SAO business will make further progress on the profit per pound measure, and we will see continued good revenue and profit growth on our PEP businesses. We are still capacity constrained, so SAO volume upside remains limited – although the addition of the Latrobe capacity will help, and those benefits have been built into the expected synergies. The Latrobe acquisition is still expected to be modestly accretive to total EPS in FY13.”

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial measures, accompanied by reasons why the Company believes the measures are important, are included in the attached schedules.

Conference Call

Carpenter will host a conference call and webcast today, January 26, at 11:00 a.m., ET, to discuss financial results and operations for the fiscal second quarter. Please call 610-208-2222 for details of the conference call. Access to the call will also be made available at Carpenter’s web site (http://www.cartech.com) and through CCBN (http://www.ccbn.com). A replay of the call will be made available at http://www.cartech.com or at http://www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes premium alloys, including special alloys, titanium alloys and powder metals, as well as stainless steels, and alloy and tool steels. Information about Carpenter can be found on the Internet at http://www.cartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2011 and the quarterly reports on Form 10-Q for the quarter ended September 30, 2011, and the exhibits attached to those filings. They include but are not limited to: (1) expectations with respect to the synergies, costs and other anticipated financial impacts of the Latrobe acquisition transaction could differ from actual synergies realized, costs incurred and financial impacts experienced as a result of the transaction; (2) the possibility that the Latrobe acquisition is delayed or does not close, including, without limitation, due to the failure to receive any required regulatory approvals or the failure to satisfy any closing condition, (3) the taking of governmental action (including the passage of legislation) to block the Latrobe acquisition; (4) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries;(5) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; (6) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (7) domestic and foreign excess manufacturing capacity for certain metals; (8) fluctuations in currency exchange rates; (9) the degree of success of government trade actions; (10) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; (11) possible labor disputes or work stoppages; (12) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (13) the ability to successfully acquire and integrate acquisitions, including the Latrobe acquisition; (14) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; (15) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (16) Carpenter’s manufacturing processes are dependent upon highly specialized equipment located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and (17) Carpenter’s future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31, 2011	June 30, 2011

ASSETS
Current assets:
Cash and cash equivalents	$318.8	$492.5
Marketable securities	—	30.5
Accounts receivable, net	229.2	259.4
Inventories	432.5	328.6
Deferred income taxes	29.1	14.9
Other current assets	25.2	31.7

Total current assets	1,034.8	1,157.6

Property, plant and equipment, net	685.7	662.9
Goodwill	46.0	44.9
Other intangibles, net	27.6	30.0
Other assets	80.7	96.5

Total assets	$1,874.8	$1,991.9

LIABILITIES
Current liabilities:
Accounts payable	$147.7	$170.5
Accrued liabilities	158.2	124.9
Current portion of long-term debt	—	100.0

Total current liabilities	305.9	395.4

Long-term debt, net of current portion	407.4	407.8
Accrued pension liabilities	158.7	188.5
Accrued postretirement benefits	107.0	108.7
Deferred income taxes	63.3	48.3
Other liabilities	56.0	67.2

Total liabilities	1,098.3	1,215.9

EQUITY
Carpenter stockholders’ equity:
Common stock	274.0	273.7
Capital in excess of par value	239.8	235.4
Reinvested earnings	1,053.3	1,022.1
Common stock in treasury, at cost	(530.1)	(532.2)
Accumulated other comprehensive loss	(269.9)	(233.3)

Total Carpenter stockholders’ equity	767.1	765.7

Noncontrolling interest	9.4	10.3

Total equity	776.5	776.0

Total liabilities and equity	$1,874.8	$1,991.9

PRELIMINARY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010

NET SALES	$431.1	$375.6	$845.2	$727.3

Cost of sales	346.8	326.5	679.7	628.4

Gross profit	84.3	49.1	165.5	98.9

Selling, general and administrative expenses	38.0	36.3	73.8	72.0
Acquisition related costs	2.4	0.7	3.8	0.7

Operating income	43.9	12.1	87.9	26.2

Interest expense	(5.8)	(4.3)	(12.7)	(8.5)
Other income (expense), net	0.4	3.0	(0.4)	4.5

Income before income taxes	38.5	10.8	74.8	22.2
Income tax expense	14.7	1.4	27.2	5.2

Net income	23.8	9.4	47.6	17.0

Less: Net income attributable to noncontrolling interest	0.2	0.1	0.2	0.1

NET INCOME ATTRIBUTABLE TO CARPENTER	$23.6	$9.3	$47.4	$16.9

EARNINGS PER SHARE:
Basic	$0.53	$0.21	$1.06	$0.38

Diluted	$0.52	$0.21	$1.05	$0.38

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	44.4	44.1	44.4	44.1

Diluted	45.1	44.7	45.1	44.6

Cash dividends per common share	$0.18	$0.18	$0.36	$0.36

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Six Months Ended December 31,
	2011	2010

OPERATING ACTIVITIES:
Net income	$47.6	$17.0
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	37.2	30.1
Deferred income taxes	13.6	(4.2)
Net pension expense	19.7	30.3
Net loss on disposal of property and equipment	0.4	0.5
Changes in working capital and other:
Accounts receivable	22.5	(4.5)
Inventories	(110.3)	(116.5)
Other current assets	1.9	4.3
Accounts payable	(21.5)	(5.5)
Accrued liabilities	(4.1)	(15.4)
Pension contribution	(15.4)	—
Boarhead Farms settlement	(21.8)	—
Other, net	2.4	(0.2)

Net cash used for operating activities	(27.8)	(64.1)

INVESTING ACTIVITIES:
Purchases of property, equipment and software	(60.3)	(17.7)
Proceeds from disposals of property and equipment	0.2	0.1
Acquisition of businesses	(1.4)	(41.6)
Acquisition of equity method investment	—	(6.2)
Purchases of marketable securities	—	(63.0)
Proceeds from sales and maturities of marketable securities	30.4	101.4

Net cash used for investing activities	(31.1)	(27.0)

FINANCING ACTIVITIES:
Payments on long-term debt assumed in connection with acquisition of business	—	(12.4)
Payments on long-term debt	(100.0)	—
Proceeds received from sale of noncontrolling interest	—	9.1
Dividends paid	(16.2)	(16.0)
Tax benefits on share-based compensation	0.8	0.1
Proceeds from stock options exercised	1.5	0.3

Net cash used for financing activities	(113.9)	(18.9)

Effect of exchange rate changes on cash and cash equivalents	(0.9)	1.8

DECREASE IN CASH AND CASH EQUIVALENTS	(173.7)	(108.2)
Cash and cash equivalents at beginning of period	492.5	265.4

Cash and cash equivalents at end of period	$318.8	$157.2

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions, except pounds sold)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Pounds sold (000):
Specialty Alloys Operations	47,078	50,348	91,288	95,952
Performance Engineered Products	3,434	3,088	6,872	6,330
Intersegment	(1,470)	(704)	(2,094)	(1,360)

Consolidated pounds sold	49,042	52,732	96,066	100,922

Net sales:
Specialty Alloys Operations
Net sales excluding surcharge	$258.1	$228.4	$492.6	$438.7
Surcharge	102.4	97.4	203.7	184.3

Specialty Alloys Operations net sales	$360.5	$325.8	$696.3	$623.0

Performance Engineered Products
Net sales excluding surcharge	$81.2	$44.3	$164.2	$92.3
Surcharge	1.1	1.1	2.3	2.3

Performance Engineered Products net sales	$82.3	$45.4	$166.5	$94.6

Other	$9.5	$9.2	$19.6	$18.5

Intersegment	(21.2)	(4.8)	(37.2)	(8.8)

Consolidated net sales	$431.1	$375.6	$845.2	$727.3

Operating income:
Specialty Alloys Operations	$50.9	$26.7	$97.2	$52.7
Performance Engineered Products	10.4	4.7	22.2	11.4
Other	0.7	0.2	1.2	0.4
Corporate costs (including acquisition related costs)	(12.6)	(10.6)	(22.8)	(20.5)
Pension earnings, interest & deferrals	(3.6)	(8.8)	(7.2)	(17.6)
Intersegment	(1.9)	(0.1)	(2.7)	(0.2)

Consolidated operating income	$43.9	$12.1	$87.9	$26.2

In January 2012, the Company announced it had made changes to its reportable segments. The Company now has two reportable business segments, Specialty Alloys Operations (SAO) and Performance Engineered Products (PEP). Previously, the Company’s reportable segments consisted of Premium Alloys Operations (PAO), Advanced Metals Operations (AMO) and Emerging Ventures.

The SAO segment is comprised of Carpenter’s major premium alloy and stainless steel manufacturing operations. This includes operations performed at mills primarily in Reading, Pennsylvania and the surrounding area, South Carolina, and the new premium products manufacturing facility being built in Limestone County, Alabama.

The PEP segment is comprised of Carpenter’s differentiated operations. This includes Dynamet titanium business, the Carpenter Powder Products (CPP) business, and the Amega West business. The pounds sold data above for the PEP segment includes only the Dynamet and CPP businesses.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading “Pension earnings, interest & deferrals.”

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
FREE CASH FLOW

Net cash provided from (used for) operating activities	$46.2	$(33.6)	$(27.8)	$(64.1)
Purchases of property, equipment and software	(33.0)	(9.6)	(60.3)	(17.7)
Proceeds from disposals of property and equipment	—	—	0.2	0.1
Acquisition of equity method investment	—	(6.2)	—	(6.2)
Proceeds received from sale of noncontrolling interest	—	9.1	—	9.1
Acquisition of businesses	(1.4)	(41.6)	(1.4)	(41.6)
Dividends paid	(8.1)	(8.0)	(16.2)	(16.0)

Free cash flow	$3.7	$(89.9)	$(105.5)	$(136.4)

Management believes that the free cash flow measure provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses.

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
NET PENSION EXPENSE PER DILUTED SHARE

Pension plans expense	$9.3	$13.4	$18.8	$26.9
Other postretirement benefits expense	0.5	1.7	0.9	3.4

Net pension expense	9.8	15.1	19.7	30.3
Income tax benefit	(3.8)	(5.6)	(7.5)	(11.3)

Net pension expense, net of tax	$6.0	$9.5	$12.2	$19.0

Net pension expense per diluted share	$0.13	$0.21	$0.27	$0.43

Weighted average diluted common shares	45.1	44.7	45.1	44.6

Management believes that net pension expense per diluted share is helpful in analyzing the operating performance of the Company, as net pension expense may be volatile due to changes in the financial markets, which may result in significant fluctuations in operating results from period to period.

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
OPERATING MARGIN EXCLUDING SURCHARGE AND PENSION EARNINGS, INTEREST AND DEFERRALS

Net sales	$431.1	$375.6	$845.2	$727.3
Less: surcharge revenue	100.8	98.6	201.3	186.6

Consolidated net sales excluding surcharge	$330.3	$277.0	$643.9	$540.7

Operating income	$43.9	$12.1	$87.9	$26.2
Pension earnings, interest & deferrals	3.6	8.8	7.2	17.6

Operating income excluding pension earnings, interest and deferrals	$47.5	$20.9	$95.1	$43.8

Operating margin excluding surcharge, pension earnings, interest and deferrals	14.4%	7.5%	14.8%	8.1%

Management believes that removing the impacts of raw material surcharges from net sales provides a more consistent basis for comparing results of operations from period to period. In addition, management believes that excluding the impact of pension earnings, interest and deferrals, which may be volatile due to changes in the financial markets, is helpful in analyzing the true operating performance of the Company.

PRELIMINARY

SUPPLEMENTAL SCHEDULES

(in millions)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
NET SALES BY MAJOR PRODUCT CLASS

Net Sales by Product Class Excluding Surcharge:
Special alloys	$136.3	$127.6	$264.3	$244.3
Stainless steel	120.4	91.7	232.2	176.8
Titanium products	36.7	28.2	75.4	61.3
Powder metals	15.2	12.1	29.0	23.8
Alloy and tool steel	4.1	5.0	9.3	9.8
Distribution and other	17.6	12.4	33.7	24.7

Consolidated net sales excluding surcharge	$330.3	$277.0	$643.9	$540.7

Surcharge revenue	100.8	98.6	201.3	186.6

Consolidated net sales	$431.1	$375.6	$845.2	$727.3

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
NET SALES BY END USE MARKET

End Use Market Excluding Surcharge:
Aerospace and defense	$142.6	$114.4	$271.0	$224.6
Industrial and consumer	75.8	76.1	149.3	149.3
Energy	51.7	32.7	102.1	57.4
Transportation	22.5	22.9	44.5	44.5
Medical	28.2	21.7	57.4	46.4
Distribution	9.5	9.2	19.6	18.5

Consolidated net sales excluding surcharge	$330.3	$277.0	$643.9	$540.7

Surcharge revenue	100.8	98.6	201.3	186.6

Consolidated net sales	$431.1	$375.6	$845.2	$727.3